Exhibit 10.6
3COM CORPORATION
2005 DEFERRED COMPENSATION PLAN
(Amended and Restated Effective as of January 1, 2009)

3COM CORPORATION
2005 DEFERRED COMPENSATION PLAN
(Amended and Restated Effective as of January 1, 2009)

Page
Section 9.12 Severability	13
Section 9.13 Entire Agreement	13
Section 9.14 Headings	13

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3COM CORPORATION
2005 DEFERRED COMPENSATION PLAN
Amended and Restated Effective as of January 1, 2009
ARTICLE I
INTRODUCTION
     3Com Corporation, a Delaware Corporation (the “Company”), established the 3Com Corporation Deferred Compensation Plan (the “Plan”), originally effective as of August 1, 1995 (the “1995 Plan”). The 1995 Plan was amended and restated, effective July 15, 2003. The Company froze the 1995 Plan (hereinafter the “Frozen Plan”), effective December 31, 2004.
     Effective January 1, 2005, the Company adopted the 2005 3Com Corporation Deferred Compensation Plan (the “Plan”) to (a) provide eligible Executives with supplemental retirement benefits in consideration of services rendered to the Company and as an inducement for their continued services in the future; and (b) comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company operated the Plan in good faith compliance with Code Section 409A and guidance issued thereunder during the transition period from January 1, 2005 to December 31, 2008 and hereby amends and restates the Plan effective as of January 1, 2009, or such earlier date as required to comply with Code Section 409A and guidance issued thereunder.
ARTICLE II
DEFINITIONS
     Section 2.1 “Administrator” means the Company, or such other person or entity appointed to administer the Plan pursuant to Article VIII.
     Section 2.2 “Beneficiary” means the persons, trust or other entity designated by the Executive to receive benefits that may become payable hereunder upon his or her death pursuant to Section 6.5 of the Plan.
     Section 2.3 “Board of Directors” or “Board” means the Board of Directors of 3Com Corporation.
     Section 2.4 “Code” means the Internal Revenue Code of 1986, as amended.
     Section 2.5 “Committee” means the Compensation Committee of the Board, or such other committee appointed by the Board.
     Section 2.6 “Company” means 3Com Corporation, a Delaware corporation, and any present or future parent corporation or subsidiary corporation (as defined in Sections 424(e) and 424(f) of the Code) of 3Com Corporation which the Board determines should be included in the Plan.
     Section 2.7 “Company Contribution” means a contribution made on behalf of an Executive by the Company as specified in Section 4.2 of the Plan.

     Section 2.8 “Deferral Account” means the bookkeeping account established to record an Executive’s interest in the Plan attributable to Salary Deferrals and Company Contributions as provided in Article IV.
     Section 2.9 “Disability” means the Executive is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company that then covers the Executive.
     Section 2.10 “Early Benefit Distribution” means the date elected by an Executive in his or her initial Salary Deferral Election Form for the early distribution of his or her Salary Deferral, as provided in Section 6.2 of the Plan.
     Section 2.11 “Effective Date” means January 1, 2005.
     Section 2.12 “Executive” means any executive employee, including any Outside Director, who (a) is on the Company’s United States payroll; (b) is a member of a select group of management or highly compensated employees of the Company; (c) has been designated by the Administrator as eligible to participate in the Plan; and (d) has elected to participate in the Plan by executing a Salary Deferral Election Form or who receives a Company Contribution pursuant to Section 4.2 of the Plan.
     Section 2.13 “Outside Director” means a director who serves as a member of the Board and who is not otherwise employed by the Company.
     Section 2.14 “Plan” means the 2005 3Com Corporation Deferred Compensation Plan, effective as of January 1, 2005, as it may be amended from time to time.
     Section 2.15 “Plan Year” means the calendar year.
     Section 2.16 “Salary” means, for an Outside Director, such Executive’s annual retainer and meeting fees. For all other Executives, “Salary” shall mean base salary, commissions and the annual bonus, if any, paid to the Executive. Salary shall not include any equity compensation paid to an Executive.
     Section 2.17 “Salary Deferral” means the amount of Salary an Executive elects to defer pursuant to Article IV that, but for such election, would have otherwise been paid to the Executive.
     Section 2.18 “Salary Deferral Election” means the Executive’s election to defer an amount or percentage of his or her Salary pursuant to Article IV.

     Section 2.19 “Salary Deferral Election Form” means the form that an Executive must complete and return to the Administrator, in accordance with the rules and procedures as may be established by the Administrator, in order to elect to defer a portion of his or her Salary under the Plan.
     Section 2.20 “Separation from Service” means the Executive’s termination of employment with the Company for any reason or as otherwise provided by the Department of Treasury in regulations promulgated under Section 409A of the Code. Notwithstanding the foregoing, the change of status of an Outside Director to that of an employee of the Company shall not be considered a Separation from Service.
     Section 2.21 “Trust” means the legal entity created by the Trust Agreement.
     Section 2.22 “Trust Agreement” means the trust agreement entered into between the Company and the Trustee, as it may be amended from time to time.
     Section 2.23 “Trustee” means the original trustee named in the Trust Agreement for the Plan and any duly appointed successor thereto.
     Section 2.24 “Unforeseeable Emergency” means a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse or a dependent (as defined in Section 152(a) of the Code), loss of the Executive’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. Any distributions made on account of an Unforeseeable Emergency shall be made pursuant to Section 6.6.
     Section 2.25 “Valuation Date” means the first day of each calendar month, or such other valuation date or dates as the Administrator may from time to time establish.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
     Section 3.1 Eligibility. An Executive may become a participant upon his or her designation as an Executive eligible for participation in the Plan by the Administrator. The Administrator shall notify those Executives of their eligibility to participate in the Plan each Plan Year. The Administrator shall have the sole discretion to determine eligibility pursuant to the Plan. An Executive’s eligibility to participate in the Plan for a Plan Year shall not guarantee his or her eligibility to participate in the Plan for any subsequent Plan Years.
     Section 3.2 Participation.
     (a) An eligible Executive may elect to participate in the Plan for any Plan Year by delivering to the Administrator a properly executed Salary Deferral Election Form at the time and in the form provided by the Administrator, pursuant to which the Executive shall elect to defer receipt of a specified portion of his or her Salary that would otherwise be payable to him or her for the Plan Year, as described in Article IV of the Plan. The Salary Deferral Election Form shall clearly specify the time and form of payment. Salary Deferral Elections shall be completed and filed during the enrollment period established by the Administrator, provided such enrollment period is completed before the beginning of the Plan Year commencing January 1, 2005 and before the beginning of each Plan Year thereafter. Each properly completed and timely submitted Salary Deferral Election Form shall be irrevocable on the first day of the next following Plan Year to which the deferral election relates.
     (b) An Executive may also begin participating in the Plan without submitting a Salary Deferral Election Form upon the date on which a Company Contribution, if any, is made on his or her behalf pursuant to Section 4.2 of the Plan.
     Section 3.3 Beneficiary Designations. Each Executive shall designate a Beneficiary when completing the initial Salary Deferral Election Form. An Executive may designate a Beneficiary or Beneficiaries, including contingent Beneficiaries. An Executive may revoke any Beneficiary designation and/or designate a new Beneficiary at any time. The last Beneficiary designation on file shall control. If there is no Beneficiary designation in force when Plan benefits become payable upon the Executive’s death, payment shall be made to the Executive’s estate.
     Section 3.4 Cessation of Participation.
     (a) An Executive shall cease to be eligible for further Salary Deferrals effective as of the first day of next succeeding Plan Year upon notification by the Administrator that he or she is no longer eligible to participate in the Plan. Such Executive shall remain an inactive participant in the Plan until his or her Deferral Account has been paid in full in accordance with Article VI.
     (b) An Executive shall cease to be an active participant in the Plan effective as of the end of the Plan Year in which he or she experiences a Separation from Service or death. Upon a participant’s Disability or in the event a participant receives a distribution due to an Unforeseeable Emergency pursuant to Section 6.6, his or her Salary Deferral Election shall be cancelled for the remainder of the Plan Year. No discretionary Company Contributions shall be made to the Plan after an Executive’s Separation from Service, death or Disability. Upon discontinuance of all Salary Deferrals, an Executive shall remain an inactive participant in the Plan until his or her Deferral Account has been paid in full in accordance with Article VI.
ARTICLE IV
DEFERRALS AND CONTRIBUTIONS
     Section 4.1 Deferred Amounts.
     (a) An Executive may elect to defer receipt of a portion of his or her Salary for a Plan Year by delivering a properly executed Salary Deferral Election Form to the Administrator within the time specified in Section 3.2. The Salary Deferral Election Form shall designate the amount or percentage of Salary that is to be deferred, subject to the limitations in paragraph (b) below. A Salary Deferral Election shall apply only to Salary earned in the Plan Year following the Plan Year in which such Salary Deferral Election is made. Salary Deferral Elections shall be irrevocable once effective.

     (b) The Executive’s Salary eligible for deferral shall be reduced by the amounts, if any, that may be necessary to:
(i)	satisfy all applicable income and employment tax withholding and FICA contributions;

(ii)	pay all contributions elected by the Executive pursuant to the Company’s Employee Stock Purchase Plan and other fringe benefit programs; and

(iii)	satisfy all garnishments or other amounts required to be withheld by applicable law or court order.
     (c) Except as provided in Section 6.6 of the Plan, Salary Deferrals shall not be withdrawn by the Executive and shall be paid only in accordance with the terms of the Plan.
     Section 4.2 Company Contributions. The Company may, in its sole discretion, make a Company Contribution on behalf of an Executive to his or her Deferral Account. The Company shall provide the Executive with vesting and distribution conditions at the time the Company Contribution is made to the Executive’s Deferral Account, which vesting and distribution conditions shall comply with Section 409A of the Code and any regulations issued thereunder by the Department of Treasury. To the extent such Company Contributions are forfeited, corresponding debits shall be made to the Executive’s Deferral Account, including any earnings on such forfeited amounts. To the extent such Company Contributions vest, or otherwise become subject to employment taxes, a debit equal to the amount of any related employee-side employment taxes remitted by the Company shall be made to the Executive’s Deferral Account.
ARTICLE V
INVESTMENT OF DEFERRALS
     Section 5.1 Deferral Account. The Administrator shall establish a Deferral Account for each Executive, reflecting Salary Deferrals and Company Contributions made for the Executive’s benefit, together with any adjustments for income, gain or loss attributable thereto under Section 5.2, and any payments from the Deferral Account. The Administrator may establish such additional accounts or sub-accounts as it deems necessary or advisable.
     Section 5.2 Investment of Deferral Account.
     (a) An Executive’s Deferral Account shall be adjusted as of each Valuation Date to reflect the income, gain or loss that would accrue to the Deferral Account if assets in such Deferral Account were invested as described in this Section. Each Executive shall direct the investment of his or her Deferral Account among such investment funds as are from time to time made available by the Administrator. An Executive may change the investment allocation of future Salary Deferrals or Company Contributions, and may elect to transfer all or a portion of the balance of his or her Deferral Account invested in one investment fund to any other fund or funds then available under the Plan, by directing the Administrator in such form and at such time as the Administrator shall require.

     (b) The investment fund options available under the Plan shall be those designated by the Administrator from time to time in its sole discretion. The Administrator may promulgate uniform and nondiscriminatory rules and procedures governing investment elections under the Plan, including rules governing how credits or debits to a Deferral Account shall be allocated among investment funds in the absence of a valid election.
     Section 5.3 Vesting. Salary Deferrals shall be 100% vested at all times.
     Section 5.4 Statement of Account. A statement shall be sent to each Executive as to the balance of his or her Deferral Account at least once each Plan Year.
ARTICLE VI
DISTRIBUTIONS
     Section 6.1 Timing of Distribution. Distribution of an Executive’s Deferral Account shall commence within 90 days after the earlier to occur of the Executive’s (a) Early Benefit Distribution election date; (b) Separation from Service; (c) death; or (d) Disability. Notwithstanding any other provision of the Plan to the contrary, in no event shall the distribution of any Deferral Account be accelerated at a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Administrator’s discretion or otherwise, except as permitted by the Treasury Regulations issued pursuant to Section 409A of the Code.
     Section 6.2 Early Benefit Distribution.
     (a) An Executive may elect to receive an Early Benefit Distribution with respect to each Salary Deferral Election. Such Early Benefit Distribution election shall be made on the Executive’s initial Salary Deferral Election Form. The Early Benefit Distribution election shall specify the date on which payment shall be made or commence, which date shall be no less than one year from the date such Early Benefit Distribution election is made. Except as otherwise provided in paragraph (c) below, the Early Benefit Distribution election shall be irrevocable.
     (b) An Early Benefit Distribution shall be paid as follows:
(i)	Unless an Executive otherwise elects in accordance with subparagraph (ii) below, an Executive’s Deferral Account shall be paid in a single lump sum upon an Early Benefit Distribution.

(ii)	In lieu of a lump sum form of payment, an Executive may elect to receive distribution of any Salary Deferral on account of an Early Benefit Distribution in the form of substantially equal annual installment payments. An Executive may select the number of years over which the aggregate amount of any Salary Deferral is to be paid, up to a maximum of five years. Such election shall be made in the form required by the Administrator and shall be filed with the Administrator with his or her initial Salary Deferral Election Form. An Executive may change his or her benefit payment election only as described in paragraph (c) below. If no valid installment payment election is in effect when the Early Benefit Distribution is to be made, then payment of the Executive’s Deferral

Account shall be made in a lump sum, as provided in subparagraph (i) above.
     (c) An Executive may change the time or form of an Early Benefit Distribution only as follows:
(i)	An Executive may extend an existing Early Benefit Distribution election, provided the distribution shall be deferred to a date that is at least five years after the date the Early Benefit Distribution would otherwise have commenced.

(ii)	An Executive who has elected a lump sum Early Benefit Distribution may later change such election to installment payments, selecting a payment period from one to five years, provided the first installment payment shall be deferred to a date that is at least five years after the date the lump sum Early Benefit Distribution would otherwise have been made.

(iii)	An Executive who has an installment payment Early Benefit Distribution election in effect may change such election so as to delay the start of the installment period (or extend the installment period to a maximum of five years), provided the first installment payment shall be deferred to a date that is at least five years after the date the initial installment payment would otherwise have commenced.

(iv)	An Executive who has an installment payment Early Benefit Distribution election in effect may change such election to a lump sum, provided the lump sum payment shall be deferred to a date that is at least five years after the date the initial installment payment would have commenced.

(v)	Any such election changes shall be completed in accordance with Administrator rules, and shall not be effective unless made more than 12 months before the date the Early Benefit Distribution would otherwise be made or begin to be made. Notwithstanding the foregoing, election changes that have the effect of accelerating the time for payment shall be prohibited.
     (d) Notwithstanding the foregoing, an Executive’s Early Benefit Distribution election shall automatically terminate upon his or her Separation from Service, death or Disability, at which time the provisions of Sections 6.3, 6.4 and 6.5 of the Plan shall govern distribution of the Executive’s Deferral Account.
     Section 6.3 Benefits Upon Separation from Service. An Executive who has Separated from Service shall receive the balance in his or her Deferral Account in a lump sum distribution within 90 days following such Separation from Service. Notwithstanding the foregoing, distributions made to a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and as applied according to procedures of the Company) upon Separation from Service (excluding death and Disability) shall not be made before the seventh month following the Executive’s Separation from Service.

     Section 6.4 Benefits Upon Disability. An Executive who incurs a Disability shall receive the balance in his or her Deferral Account in a lump sum distribution within 90 days following such Disability. The Administrator shall have the sole discretionary authority to determine whether an Executive has incurred a Disability.
     Section 6.5 Benefits Upon Death. Upon the Executive’s death, the Company shall pay to the Executive’s Beneficiary a benefit equal to the remaining balance in his or her Deferral Account in a single lump sum payment. Payment shall be made within 90 days of the date of the Executive’s death.
     Section 6.6 Unforeseeable Emergencies. An Executive may request that all or a portion of his or her Deferral Account balance be distributed at any time by submitting a written request to the Administrator demonstrating that he or she has suffered an Unforeseeable Emergency, and that the distribution is necessary to alleviate the financial hardship created by the Unforeseeable Emergency. The Administrator shall have the sole discretionary authority to determine whether an Executive has suffered an Unforeseeable Emergency. Upon the finding that the Executive has suffered an Unforeseeable Emergency, the Administrator shall distribute to the Executive the portion of his or her Deferral Account in a lump sum within 90 days of such finding, plus taxes attributable thereto, provided that the Administrator has taken into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Executive’s assets, unless such liquidation itself would cause a severe financial hardship, or by the cessation of deferrals under the Plan. Distributions made pursuant to this Section shall be made as soon as administratively practicable after the Administrator has reviewed and approved the request. Notwithstanding the foregoing, distributions due to Unforeseeable Emergencies shall only be made in accordance with regulations promulgated by the Department of Treasury under Section 409A of the Code.
     Section 6.7 Right of Offset. To the extent permitted under Code Section 409A, the Company shall have the right to offset any amounts payable to an Executive under the Plan by any amount necessary to reimburse the Company for liabilities or obligations of the Executive to the Company, including for amounts misappropriated by the Executive.
     Section 6.8 Taxes. Income taxes and other taxes payable with respect to a Deferral Account shall be deducted from such Account. All federal, state or local taxes that the Administrator determines are required to be withheld from any payments made pursuant to this Article shall be withheld.
     Section 6.9 Payment of Small Accounts. The Administrator may, in its sole discretion which shall be evidenced in writing no later than the date of payment, elect to pay the value of the Executive’s Deferral Account in a single lump sum if the balance of such Account is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Executive’s interest in the Plan and all other account balance plans as determined pursuant to Treasury Regulation Section 1.409A-1(c)(2).

     Section 6.10 Bona Fide Dispute. The Company shall have the discretion to accelerate the time or schedule of payment under the Plan pursuant to Treasury Regulation Section 1.409A-3(j)(4)(xiv) where such payment occurs as part of an arm’s length settlement of a bona fide dispute between the Company and an Executive as to the Executive’s right to the deferred amount.
     Section 6.11 Income Inclusion Under Code Section 409A. The Administrator shall have the discretion to accelerate the time or schedule of payment under the Plan if the Plan fails to meet the requirements of Code Section 409A and regulations promulgated thereunder, provided that any such payment does not exceed the amount required to be included in income as a result of such failure.
ARTICLE VII
TRUST OBLIGATION TO PAY BENEFITS
     Section 7.1 Deferrals Held in Trust. An amount equal to the Executive’s Salary Deferrals shall be transferred to the Trustee within 30 days after the applicable pay period to be held pursuant to the terms of the Trust Agreement.
     Section 7.2 Benefits Paid From Trust. All benefits payable to the Executive hereunder shall be paid by the Trustee to the extent of the assets held in the Trust by the Trustee, and by the Company to the extent the assets in the Trust are insufficient to pay the Executive’s benefits as provided under the Plan.
     Section 7.3 Trustee Investment Discretion. The investment fund options under the Plan shall be for the sole purpose of determining the investment return that shall be credited to the Executive’s Deferral Account and neither the Trustee nor the Company shall have any obligation to invest the Executive’s Deferral Account in the investment fund options under the Plan.
     Section 7.4 No Secured Interest. Except as otherwise provided by the Trust Agreement, the assets of the Trust shall be subject to the claims of creditors of the Company and neither any Executive nor any Beneficiary shall have any legal or equitable interest in such assets or policies, or any other asset of the Company. The Executive shall be a general unsecured creditor of the Company with respect to the promises of the Company made herein, except as otherwise expressly provided by the Trust Agreement.
ARTICLE VIII
ADMINISTRATION AND CLAIMS PROCEDURES
     Section 8.1 Administration of the Plan. The Company is the Administrator of the Plan. The Company hereby delegates all administrative authority to act as Administrator under the Plan to the Company’s Benefits Manager. The Administrator shall oversee the administration of the Plan. The Administrator shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the Plan of any Executive, Beneficiary or other person having or claiming to have any interest under the Plan. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that the Executive or Beneficiary is entitled to them. Notwithstanding any other provision of the Plan to the contrary, the Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. The Administrator shall have the sole discretionary authority to determine whether an Executive has incurred a Disability or suffered an Unforeseeable Emergency. Such interpretation and decision shall be final, conclusive and binding on all Executives and any person claiming under or through any Executive, in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Executive, Beneficiary, the Company or the Trustee.
     Section 8.2 Powers and Duties. The Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation and shall follow such claims and appeal procedures with respect to the Plan as the Administrator may establish.
     Section 8.3 Information. To enable the Administrator to perform its functions, the Company shall supply full and timely information to the Administrator on all matters relating to the compensation of Executives, their employment, retirement, death, Disability, Separation from Service and such other pertinent facts as the Administrator may require.
     Section 8.4 Indemnification of Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any director, officer or employee who serves as Administrator (including any such individual who formerly served as Administrator) against all liabilities, damages, costs and expenses (including reasonable attorneys’ fees and amounts paid in settlement of any claims approved by the Company in writing in advance) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.
     Section 8.5 Claims Procedure. An Executive or Beneficiary (the “claimant”) shall have the right to file a claim, inquire if he or she has any right to benefits and the amounts thereof or appeal the denial of a claim. Benefits under the Plan shall be paid only if the Administrator or its designee decides, in its sole discretion, that the claimant is entitled to them.
     (a) Initial Claim. A claim shall be considered filed when a written communication is made by the claimant or his or her authorized representative to the Company’s Benefits Manager. The Benefits Manager shall, within 90 days of the receipt of the claim, either allow or deny the claim in writing. The claim denial shall include (i) the specific reason or reasons for the denial; (ii) specific references to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s claim review procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
     (b) Appeal of Denied Claim. If a claim is wholly or partially denied, the claimant or his or her authorized representative may file an appeal requesting the Administrator to conduct a full and fair review. The claimant or his or her authorized representative shall file a written appeal with the Company’s Director, Benefits and Compensation no more than 60 days after receiving written notice of the denial of the initial claim. The claimant may review or receive copies, upon request and free of charge, of any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8)) to the claimant’s claim. The claimant may also submit written comments, documents, records and other information relating to the claim. The Administrator hereby establishes an Appeals Committee, comprised of the Company’s General Counsel, Senior Vice President of Human Resources, and Director, Compensation and Benefits, and delegates all authority to the Appeals Committee to review and adjudicate all appeals of denied claims. The Appeals Committee shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. The Appeals Committee’s decision on the appeal shall be given to the claimant in writing no later than 60 days following receipt of the appeal. However, if there are special circumstances involved, the decision shall be given no later than 120 days after receiving the appeal. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant before the initial 60 days expires and shall indicate the special circumstances requiring an extension of time and the date by which the Appeals Committee expects to render a final decision. The written decision on appeal shall be in a manner calculated to be understood by the claimant and shall include (i) the specific reason or reasons for the denial; (ii) specific references to pertinent Plan provisions on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the claimant’s claim; and (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Amendment. The Committee may, at any time, modify or amend the Plan. Any such amendment shall be effected by resolution of the Committee. The Committee may not, however, reduce any benefit payment obligation to an Executive based on Salary Deferrals and earnings already credited to the Executive’s Deferral Account before the later of the date such modification or amendment is adopted or effective, without the Executive’s consent. No amendment that would otherwise affect the Trustee’s obligations shall be made without the Trustee’s consent.
     Section 9.2 Termination. The Committee reserves the right to terminate the Plan in its entirety at any time upon 15 days notice to the Executive. Executives’ Deferral Accounts shall continue to be held until distributed in accordance with Article VI. Notwithstanding the foregoing, the Committee reserves the discretion to accelerate distribution of Executives’ Deferral Accounts (including those Executives in pay status pursuant to an installment election) in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix). Any amount remaining in the Trust after all benefits have been paid shall revert to the Company.
     Section 9.3 Rights of Executives. The right of the Executive or Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and neither the Executive nor any Beneficiary shall have any rights in or against any amount credited to the Executive’s Deferral Account or any other specific assets of the Company. The rights of an Executive hereunder are exercisable during the Executive’s lifetime only by the Executive or the Executive’s guardian or legal representative.
     Section 9.4 Satisfaction of Claims; Unclaimed Benefits. Any payment to any Executive or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims under the Plan against the Company, the Administrator, the Administrator’s designee(s) and the Trustee. If any Executive or Beneficiary is determined by the Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Administrator may cause the payment to such person to be made to another person for his or her benefit without responsibility on the part of the Administrator, the Company or the Trustee to follow the application of such funds. In the case of a benefit payable on behalf of an Executive, if the Administrator is unable to locate the Executive or Beneficiary to whom such benefit is payable, upon the Administrator’s determination thereof, such benefit shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Executive or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan by the Company.
     Section 9.5 Nonalienation. The right of an Executive or any other person to the payment of the Deferral Account under this Plan shall not be assigned, transferred, pledged or encumbered, except by will or the laws of descent and distribution.
     Section 9.6 Not a Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment or service of any person. Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of Company, or to interfere, in any way, with such entity’s right to terminate, with or without cause, the employment of an Executive in the Plan at any time.
     Section 9.7 Costs of the Plan. Costs of establishing and administering the Plan shall be paid by the Company and its affiliates in such proportion as determined by the Administrator.
     Section 9.8 Legal Action. If the Company, the Executive, any Beneficiary or a successor in interest to any of the foregoing brings legal action to enforce any provisions of the Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs of such legal action including, without limitation, reasonable attorneys’ fees, accountant fees and similar advisors and expert witnesses.
     Section 9.9 Arbitration. Any dispute or claim relating to or arising out of this Plan shall be submitted to and shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Boston, Massachusetts. The venue of any such arbitration conducted by the American Arbitration Association hereunder shall be held in Boston, Massachusetts.
     Section 9.10 Governing Law. The Plan is to be construed, administered and governed in all respects under the laws of the State of Massachusetts.

     Section 9.11 Binding Upon Successors. This Plan is binding upon the Company and Executives and their respective successors, assigns, heirs, executors, and Beneficiaries.
     Section 9.12 Severability. If any of the provisions of the Plan shall be held to be invalid, or shall be determined to be inconsistent with the purpose of the Plan, the remainder of the Plan shall not be affected thereby.
     Section 9.13 Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the provisions contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Executive or the Company other than those set forth herein.
     Section 9.14 Headings. Headings and subheadings in the Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
* * *
     IN WITNESS WHEREOF, 3Com Corporation has caused this Plan to be amended and restated by a duly authorized officer effective as of January 1, 2009, or such earlier date as required to comply with Code Section 409A.

3COM CORPORATION
By:

Date: